PROMISSORY NOTE

$ 250,000.00

Miami, Florida
Effective as of June 16, 2005

FOR VALUE RECEIVED, the undersigned, (the "Maker") promises to pay to the order of Aftab Adamjee his successors or assigns (the "Holder") in the manner hereinafter specified, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00) on the terms set forth herein, in lawful money of the United States of America at 42 Bilton Towers, Great Cumberland Place, London W1H7LD or at such place as may hereafter be designated by written notice from the Holder to the Maker hereof, on the date and in the manner following:

A principal payment of One Hundred Twenty-five Thousand Dollars ($125,000.00) shall be due and payable on or before December 16, 2005, and a principal payment of One Hundred Twenty-Five Thousand Dollars ($125,000.00) shall be due and payable on or before June 16, 2006.

This Note may be pre-paid in whole or in part at any time, together with all accrued but unpaid interest on such amount, without premium or penalty. This Note shall be construed and enforced according to the laws of the State of Florida. Any dispute, controversy or question of interpretation arising under, out of, in connection with or in relation to this Note, or any breach or default hereunder, shall be litigated in the state or federal courts in Miami-Dade County, Florida. Each of the parties hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Miami-Dade County, Florida. After maturity, whether by default or otherwise, this Note shall bear interest at a rate of twelve percent (12%) per annum.

If default be made in the payment of any amount due under this Note or upon the insolvency, bankruptcy, dissolution, death or incompetency of any Maker, endorser or guarantor hereof, the entire principal sum, at the option of Holder, become due and payable without notice. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.

Maker and all sureties, endorsers and guarantors of this Note hereof: (a) waive demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notice, filing of suit and diligence in collecting this Note; (b) agree to any substitution, exchange, addition or release of any collateral or the addition or release of any party or person primarily or secondarily liable hereon; (c) agree that Holder shall not be required first to institute any suit, or to exhaust his, their or its remedies against Maker or any other person or party to become liable hereunder or against any collateral in order to enforce payment of this Note; (d) consent to any extension, rearrangement, renewal or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice, consent or consideration to any of the foregoing; and (e) agree that, notwithstanding the occurrence of any of the foregoing (except with the express written release by Holder or any such person) they shall be and remain jointly and severally, directly and primarily, liable for all sums due under this Note.

Maker hereby waives presentment, protest, notice, notice of protest and notice of dishonor and agrees to pay all costs, including reasonable attorney's fees (including trial and appellate levels), costs and expenses, whether suit be brought or not, if, after maturity of this note or default hereunder, counsel shall be employed to collect this note.

IN WITNESS WHEREOF the undersigned has caused this instrument to be executed on this 16th day of June, 2005.

Signed, sealed and delivered
in the presence of:

Clayton Parker

Maker:

NURSES PRN ACQUISITION CORP.

By: ______________________
Dr. B.B. Sahay, President